Exhibit (p)(22)

Ethics Office
MyCompliance.fmr.com

2020

Rules for Employee Investing

CODE OF ETHICS FOR PERSONAL INVESTING

Fund Access Version

GLOBAL POLICY ON INSIDE INFORMATION

Fidelity INVESTMENTS

Rules for Employee Investing

The Rules for Employee Investing are fairly comprehensive. They cover most of the personal investing situations a Fidelity employee is likely to experience. Yet it’s always possible you will encounter a situation that isn’t fully addressed by the rules. If that happens, you need to know what to do. The easiest way to make sure you are making the right decision is to follow these three principles:

1.	Know the policy.

If you think your situation isn’t covered, check again. It never hurts to take a second look at the rules.

2.	Seek guidance.

Asking questions is always appropriate. Talk with your manager or the Ethics Office if you’re not sure about the policy requirements or how they apply to your situation.

Additionally, resources are available at MyCompliance to assist you with your questions.

3.	Use sound judgment.

Analyze the situation and weigh the options. Think about how your decision would look to an outsider.

Understanding and following the Rules for Employee Investing is one of the most important ways we can ensure our customers’ interests always come first.

These Rules for Employee Investing contain the Code of Ethics for Personal Investing and the Global Policy on Inside Information.

The Fund Access Version of the Code of Ethics for Personal Investing contains rules about owning and trading securities for personal benefit. This version applies to officers, directors, and employees of Fidelity companies that are involved in the management and operations of Fidelity’s funds, or have access to non-public information about the funds, including investment advisors to the funds, the principal underwriter of the funds, and anyone designated by the Ethics Office. Keep in mind that if you change jobs within Fidelity, a different version of the Code of Ethics may apply to you.

The Global Policy on Inside Information, which applies to every Fidelity employee, contains rules on inside information and how to prevent its unauthorized use or dissemination.

1	Code of Ethics for Personal Investing	4

Rules for All Employees Subject to This Code of Ethics	4

What’s Required

Acknowledging that you understand the rules Complying with securities laws Reporting violations to the Ethics Office Disclosing securities accounts and holdings in covered securities Moving covered accounts to Fidelity Moving holdings in Fidelity funds to Fidelity Disclosing transactions of covered securities Disclosing gifts and transfers of ownership of covered securities Getting approval before engaging in private securities transactions Clearing trades in advance (pre-clearance) Surrendering 60-day gains (60-Day Rule) What’s Prohibited Trading restricted securities Selling short Participating in an IPO Participating in an investment club Investing in a hedge fund Excessive trading Buying securities of certain broker-dealers Trading after a research note Profiting from knowledge of fund transactions Influencing a fund to benefit yourself or others Attempting to defraud a client or fund Using a derivative to get around a rule

Key Concepts

Additional Rules for Traders, Research Analysts, and Portfolio Managers	12

All rules listed above plus the rules in this section

What’s Required

Notification of your ownership of covered securities in a research note Disclosing trading opportunities to the funds before personally trading

What’s Prohibited

Trading within seven days of a fund you manage

CODE OF ETHICS — FUND ACCESS VERSION	2

Other policies you should be aware of

There are other policies that you need to be familiar with, including:

•	Professional Conduct Policies, Global Policy on Conflicts of Interest, and other Fidelity-wide policies (available at Policy.fmr.com)

•	Equal Employment Opportunity, Prohibiting Discrimination & Harassment Corporate Policy (available at Policy.fmr.com)

•	Electronic Communications, Social Media & Systems Usage Policy (available at Policy.fmr.com)

•	Information security practices (available at InfoSecurity.fmr.com and pcs.fmr.com)

•	Anti-Money Laundering Policies and Procedures (available at MyCompliance.fmr.com)

•	Corporate Policy on Business Entertainment and Workplace Gifts (available at MyCompliance.fmr.com)

•	Global Policy on Outside Activities (available at MyCompliance.fmr.com)

•	Global Anti-Corruption Policy and applicable Supplements to the Global Anti-Corruption Policy (available at MyCompliance.fmr.com)

2	Global Policy on Inside Information	15

Scope

Policy Requirements

Call your MNPI Designated Contact if you think you may have become aware of inside information Refrain from sharing inside information with anyone else Refrain from trading or transferring any security of the issuer to which the inside information relates Comply with any information barriers to which you are made subject

CODE OF ETHICS — FUND ACCESS VERSION	3

1	Code of Ethics for Personal Investing

Fund Access Version

Following the rules— in letter and in spirit

This Fund Access Version of the Code of Ethics contains rules about owning and trading securities for personal benefit. Certain rules, which are noted, apply both to you and to anyone else who is a covered person (see Key Concepts on page 14).

You have a fiduciary duty to never place your personal interests ahead of the interests of Fidelity’s clients, including shareholders of the Fidelity funds. This means never taking unfair advantage of your relationship to the funds or Fidelity in attempting to benefit yourself or another party. It also means avoiding any actual or potential conflicts of interest with the funds or Fidelity when managing your personal investments.

Because no set of rules can anticipate every possible situation, it is essential that you follow these rules not just in letter, but in spirit as well. Any activity that compromises Fidelity’s integrity, even if it does not expressly violate a rule, has the potential to harm Fidelity’s reputation and may result in scrutiny or further action from the Ethics Office.

WHAT’S REQUIRED

Acknowledging that you understand the rules

When you begin working for Fidelity, and again each year, you are required to:

▪	acknowledge that you understand and will comply with all rules that apply to you

▪	authorize Fidelity to have access to all your covered accounts (see Key Concepts on page 14) and to obtain and review account and transaction data (including duplicate copies of non-Fidelity account statements) for compliance or employment- related purposes

▪	acknowledge that you will comply with any new or existing rules that become applicable to you in the future

To Do

▪	Promptly respond to the email you receive from the Ethics Office each year requiring you to acknowledge the Code of Ethics. New employees need to respond within 10 days of hire.

CODE OF ETHICS — FUND ACCESS VERSION	4

Complying with securities laws

In addition to complying with these rules and other company-wide policies, you need to comply with U.S. securities laws and any other securities laws to which you are subject.

Reporting violations to the Ethics Office

If you become aware that you or someone else has violated any of these rules, you need to promptly report the violation.

To Do

▪	Call the Ethics Office Service Line at
(001) 617-563-5566 or (001) 800-580-8780.

▪	Call the Chairman’s Line at (001) 800-242-4762 if you would prefer to speak on a non-recorded line.

Disclosing securities accounts and holdings in covered securities

You must disclose all securities accounts — those that hold covered securities (see Key Concepts on page 14) and those that do not. You must also disclose all covered securities held in your covered accounts and those not held in an account. This rule covers not only securities accounts and holdings under your own name or control, but also those under the name or control (including trading discretion or investment control) of your covered persons (see Key Concepts on page 14). It includes securities accounts held at Fidelity as well as those held at other financial institutions. Information regarding these holdings must not be more than 45 days old when you submit it.

To Do

Employees newly subject to this rule

▪	Within 10 days of hire or of being notified by the Ethics Office that this version of the Code of Ethics applies to you, submit an Accounts and Holdings Disclosure (available at MyCompliance.fmr.com) showing all your securities accounts and holdings in covered securities not held in an account. Submit the most recent statement for each securities account listed to the Ethics Office if not held at Fidelity. If you do not have any securities accounts or applicable holdings, check the appropriate box in the online form confirming that you have nothing to disclose.

Current employees

▪	Each year, you will receive an Annual Accounts and Holdings Disclosure. You will be required to confirm that all information previously disclosed is accurate and complete.

▪	As soon as any new securities account is opened, or a preexisting securities account becomes associated with you (such as through marriage or inheritance), complete an Accounts and Holdings Disclosure (available at MyCompliance.fmr.com) with the new information and submit it promptly to the Ethics Office.

▪	On your next Quarterly Trade Verification, confirm that the list of disclosed securities accounts in the appropriate section of the report is accurate and complete.

CODE OF ETHICS — FUND ACCESS VERSION	5

Automatic investment plan

A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) covered accounts accord- ing to a set schedule and allocation.

Moving covered accounts to Fidelity

You and your covered persons need to maintain all covered accounts (see Key Concepts on page 14) at Fidelity Brokerage Services LLC (FBS).

Exceptions

With prior written approval from the Ethics Office, you and your covered persons can maintain a covered account at a broker-dealer other than FBS if any of the exceptions below apply. Note that approval must be obtained prior to opening any new covered account out- side FBS:

▪	it contains only securities that cannot be transferred it exists solely for investment products or investment services that FBS does not provide — Note: Approval will not be granted for requests based on ancillary account features or promotional offers

▪	it exists solely because your covered person’s employer also prohibits external covered accounts

▪	it is a discretionary managed account (see Key Concepts on page 14)

▪	it is associated with an ESOP (employee stock option plan) in which a covered person is a participant through his or her current employer, or was from a previous employer, and for which the employee has options that have not yet vested

▪	it is associated with an ESPP (employee stock purchase plan) in which a covered person is a participant through his or her current employer

▪	it is required by a direct purchase plan, a dividend reinvestment plan, or an automatic investment plan with a public company (collectively, “automatic investment plans”) in which regularly scheduled purchases are made or planned on a monthly basis

▪	it is required by a trust agreement

▪	it is associated with an estate of which you or any of your covered persons are the executor and involvement with the account is temporary

▪	transferring the account would be inconsistent with other applicable rules

To Do

▪	Transfer assets to an FBS account.

▪	Close all external covered accounts except for those that you have received written permission to maintain. Note that you must disclose all covered accounts which were still open as of your date of hire, even if those accounts are in the process of being closed or transferred to an FBS account.

▪	For permission to maintain an external covered account, submit a completed Exception Request Form (available at MyCompliance.fmr.com) to the Ethics Office. Follow the specific instructions for each type of account and provide a current statement for each account.

▪	Comply with any Ethics Office request for duplicate reporting, such as account statements and transaction reports.

Moving holdings in Fidelity funds to Fidelity

You and your covered persons need to maintain hold- ings in shares of Fidelity funds in a Fidelity account.

Exceptions — No Approval Required

▪ You and your covered persons can continue to maintain a preexisting interest in either of the following:

–	a Fidelity money market fund
–	a variable annuity or life insurance product whose underlying assets are held in Fidelity-advised funds

Exceptions — Approval Required

With prior written approval from the Ethics Office, you or your covered persons can maintain holdings in Fidelity funds in an account outside Fidelity if any of the following apply:

▪	the holdings are in a defined benefit or contribution plan, such as a 401(k), that is administered by a company at which a covered person is currently employed

▪	the holdings are in a retirement plan and transferring them would result in a tax penalty

▪	the holdings are in a discretionary managed account (see Key Concepts on page 14)

▪	maintaining the holdings in the external account is required by a trust agreement

▪	the holdings are associated with an estate of which you or any of your covered persons is the executor, and involvement with the account is temporary

▪	you can show that transferring the holdings would create a significant hardship

To Do

▪	Transfer shares of Fidelity funds to a Fidelity account except for those that you have received written permission to maintain.

▪	For permission to maintain shares of Fidelity funds in an account at another financial institution, submit a completed Exception Request Form (available at MyCompliance.fmr.com). Attach a current statement for each account you list on the form. Forward the form and statement(s) to the Ethics Office.

CODE OF ETHICS — FUND ACCESS VERSION	6

Disclosing transactions of covered securities

You need to disclose transactions of covered securities made by you and your covered persons. For accounts held at FBS that you have disclosed, the Ethics Office will receive transaction reports automatically. For approved covered accounts held outside FBS, comply with any Ethics Office requests for duplicate reporting. For any other transactions in covered securities (for example, if you or any of your covered persons purchases interests in a Fidelity-advised investment product in a non-brokerage account outside Fidelity), you need to disclose this transaction information to the Ethics Office.

Exception

▪	You do not have to report transactions in a covered account if the transactions are being made through an approved discretionary managed account or under an automatic investment plan (see Key Concepts on page 14) and the details of the account or plan have been provided to the Ethics Office.

To Do

▪	For transactions in covered securities not made through a covered account, submit a completed Securities Transaction Report (available at MyCompliance.fmr.com) to the Ethics Office within 30 days following the end of the quarter in which the transaction was completed.

▪	When requested each quarter, promptly confirm or update your transaction history in covered securities on the Quarterly Trade Verification.

▪	Provide the details of any automatic investment plan to the Ethics Office.

Disclosing gifts and transfers of ownership of covered securities

You need to notify the Ethics Office of any covered securities that you or your covered persons give, donate, or transfer to another party, or that you or your covered persons receive from another party. This includes, among other things, inheritances of covered securities and donations of covered securities to charities.

To Do

▪	Complete a Securities Transaction Report (available at MyCompliance.fmr.com) within 30 days following the end of the quarter during which the gift or transfer was made.

▪	When requested each quarter, promptly confirm or update your history of giving, donating, transferring, or receiving covered securities on the Quarterly Trade Verification.

Exception

▪	You do not have to submit a Securities Transaction Report for any gifts, donations, or transfers of covered securities if being made to a Fidelity

Charitable Giving Account. The Ethics Office will arrange to get reporting from Fidelity Charitable and will update the Quarterly Trade Verification.

Getting approval before engaging in private securities transactions

You and your covered persons need prior written approval from the Ethics Office for each and every intended investment in a private placement or other private securities transaction in covered securities, including non-public limited entities (e.g., limited partnerships, LLCs, S Corporations, or other legal entities). This includes any add-on, any subsequent investment, or any investment whose terms materially differ from any previous approval you may have received.

To Do

▪	Before engaging in any private securities transaction, fill out a Private Transaction Request Form (available at MyCompliance.fmr.com).

▪	Get the necessary approval from your manager or other authority, as described on the request form.

▪	Submit the request to the Ethics Office and await approval.

▪	Report the final transaction within 30 days following the end of the quarter in which it was completed using a Securities Transaction Report (available at MyCompliance.fmr.com).

▪	When requested each quarter, promptly confirm or update your transaction history in private securities transactions on the Quarterly Trade Verification.

▪	Confirm your holdings on your Annual Accounts and Holdings Disclosure.

For private securities transactions offered by a Fidelity company, the Ethics Office will typically preapprove such investments for employees who are offered an opportunity to invest. In such cases, you will receive notification that the offering has been preapproved by the Ethics Office.

Prohibited transaction

You and your covered persons are prohibited from selling and/or offering your privately held shares into an IPO.

CODE OF ETHICS — FUND ACCESS VERSION	7

Delegating pre-clearance responsibilities

In very limited circumstances, you may, with the prior written approval of the Ethics Office, designate someone to obtain pre- clearance approvals for you. In such a case, the agent is responsible for obtaining the correct approvals, and you are responsible for maintaining reasonable supervision over that person’s activities related to pre-clearance.

HOW TO PRE-CLEAR A TRADE

To avoid errors, use these step-by-step instructions:

1. Access the Fidelity Global Pre-Clearance System:

Internal

preclear.fmr.com

External

preclear.fidelity.com

If you are unable to access the Fidelity Global Pre- Clearance System, call the Pre-Clearance Line at (001) 617-563-6109 or

(001) 800-771-2707.

Note that pre-clearance for FMR Co. equity traders and their covered persons is not available until noon local market time or as designated by the Ethics Office.

2. Accurately enter the details of the trade you would like to make. Do not trade unless you receive approval. Note the pre- clearance reference number for your records.

3. Place your order. Be sure your order is for the same security and direction as your pre-clearance approval. Do not place a good-til-cancelled order.

4. Check the status of your order at the end of the market session.

Clearing trades in advance (pre-clearance)

You and your covered persons must obtain pre- clearance approval before placing any orders to buy, sell, or tender a covered security (see “How to Pre- Clear a Trade” in the sidebar). The purpose of this rule is to reduce the possibility of conflicts between personal trades in covered securities and trades made by the funds. When you apply for pre-clearance, you are not just asking for approval, you are giving your word that you and your covered persons:

▪	do not have any inside information on the security you want to trade (see Global Policy on Inside Information on page 15)

▪	are not using knowledge of actual or potential fund trades to benefit yourself or others

▪	believe the trade is available to the general investor on the same terms

▪	will provide any relevant information requested by the Ethics Office

Generally, requests will not be approved if it is deter- mined that your transaction may take advantage of trading by the funds or create an actual or perceived conflict of interest with fund trades.

Note: If a non-covered person has authority to trade on one of your covered account(s), the non-covered person is also expected to pre-clear trades for that covered account.

The rules of pre-clearance

It is important to understand the following rules before requesting pre-clearance for a trade:

▪	You have to request — and receive — pre-clearance approval during the market session in which you intend to trade and prior to placing the trade.

▪	Pre-clearance approval is only good during the market session for which you receive it. If you do not trade during the market session for which you were granted approval, it expires.

▪	Place day orders only (orders that automatically expire at the end of the trading session). Good-til-cancelled orders (such as orders that stay open indefinitely until a security reaches a specified market price) are not permitted.

▪	Check the status of all orders at the end of the market session and cancel any orders that have not been executed. If any covered person leaves an order open and it is executed the next day (or later), it will generate a violation that will be assigned to you.

▪	Trade only during the regular market hours, or the after-hours trading session, of the exchange(s) where the security in question is traded.

▪	Place requests for pre-clearance after the market has been open for a while, as pre-clearance is not available right at market opening. To find out when pre-clearance for a given market typically becomes available, contact the Ethics Office.

▪	Unless an exception listed below applies or the Ethics Office has instructed you otherwise, these pre-clearance rules apply to all your covered accounts — including Fidelity accounts and any outside covered accounts that belong to you or any of your covered persons.

Exceptions

You do not need to pre-clear trades or transactions in certain covered securities. These include:

▪	shares of Fidelity funds exchange-traded funds (ETFs)

▪	options and futures that are based on an index (e.g., S&P 100 and S&P 500) or that are based on one or more instruments that are not covered securities (e.g. commodities, currencies, and U.S. Treasuries; see Key Concepts on page 14 for an expanded list of non-covered securities)

▪	securities being transferred as a gift or a donation automatic dividend reinvestments

▪	subscription rights currency warrants

▪	the regular exercise of an employee stock option (note that any resulting sale of the underlying stock at current market prices must be pre-cleared) With the prior written approval of the Ethics Office, there are a few situations where you may be permitted to trade without pre-clearing. These situations are:

▪	trades in a discretionary managed account (see Key Concepts on page 14)

▪	trades made through an automatic investment plan, the details of which have been disclosed to the Ethics Office in advance

▪	when you can show that a repeated rejection of your pre-clearance request is causing a significant hardship

To Do

▪	Before placing any trade in a covered security, pre-clear it using the Fidelity Global Pre-Clearance System, available at preclear.fmr.com (internal) and preclear.fidelity.com (external).

▪	Immediately cancel any good-til-cancelled orders in your covered accounts.

CODE OF ETHICS — FUND ACCESS VERSION	8

Option transactions under the 60-Day Rule

Option transactions can be matched either to a prior purchase of the under- lying security or to prior option transactions in the opposite direction.

When matching an option transaction to prior purchases of the underlying security, opening an option position by selling a call or buying a put is treated as a sale and will be matched to any purchases of the underlying security made during the preceding 60 days.

When matching an option transaction to prior option transactions, a closing position is matched to any like opening positions taken during the preceding 60 days.

When exercising an option, the initial purchase or sale of an option, not the exercise or assignment of the option, is matched to any opposite transactions made during the preceding 60 days. The sale of the underlying securities received from the exercise of an option will also be matched to any opposite transactions made during the period.

There is no exception to the 60-Day Rule for the selling of securities upon the automatic exercise of an option that is in the money at its expiration date. To avoid surrendering 60-day gains that would result from an automatic liquidation, you need to cancel the automatic liquidation before it happens.

Surrendering 60-day gains (60-Day Rule)

Any sale of covered securities in a covered account will be matched against any purchases of that security, or its equivalent, in the same account during the previous 60 days (starting with the earliest purchase in the 60-day period). Any gain resulting from any matched transactions must be surrendered. For specific information about how certain option transactions are treated under this rule, see the sidebar and the examples below.

In addition, the premium received from the opening of an option position in which the expiration of that contract will occur within the next 60 days must be surrendered (e.g., selling a call to open or selling a put to open that expires within 60 days).

Gains are calculated differently under this rule than they would be for tax purposes. Neither losses nor potential tax liabilities will be offset against the amount that must be surrendered under this rule.

Exceptions

This rule does not apply:

▪	to transactions in shares of Fidelity funds

▪	to transactions in options and futures on, or ETFs that track, the following indexes: NASDAQ 100, Russell 2000, S&P 100, S&P 500, S&P MidCap 400, S&P Europe 350, FTSE 100, FTSE Mid 250, Hang Seng 100, S&P/TSX 60, NSE S&P CNX Nifty (Nifty 50), MSCI EM, and Nikkei 225

▪	to transactions in options, futures, and ETFs based on one or more instruments that are not covered securities (e.g., commodities, currencies, and U.S. Treasuries; see Key Concepts on page 14 for an expanded list of non-covered securities) to transactions made in a discretionary managed account (see Key Concepts on page 14) that has been approved by the Ethics Office

▪	to transactions under an automatic investment plan, and the details of the plan have been provided to the Ethics Office

▪	to tax-planning transactions, provided that there is a demonstration of how the proposed transaction relates to the covered person’s tax strategy; this exception is not automatic, is granted on a case-by-case basis, and requires advanced review and written approval of the Ethics Office when the rule would impose a substantial unforeseen personal financial hardship on the employee; this exception is not automatic, is granted on a case-by-case basis, and requires advanced review and written approval of the Ethics Office (note that an employee seeking relief must establish a bona fide financial hardship, such as unforeseen medical expenses, and should be prepared to demonstrate, among other things, that he or she possesses no other assets to meet the financial need)

To Do

▪	Before trading a covered security in a covered account that might trigger the 60-Day Rule, make sure you understand how much may have to be surrendered. The calculation may be complicated, especially if options or multiple prior purchases are involved. If you have any questions about this pro- vision, call the Ethics Office at (001) 617-563-5566 or (001) 800-580-8780.

▪	To request permission for a tax-planning or hard- ship exception, you must contact the Ethics Office before trading. Allow at least two business days for your request to be considered. Approvals will be based on fund trading and other pre-clearance tests. You are limited to a total of five exceptions per calendar year across all your covered accounts.

CODE OF ETHICS — FUND ACCESS VERSION	9

Selling short

Selling a security that is on loan to you from a broker- dealer (rather than owned by you) at the time you sell it.

Option transactions

You are not permitted to use the same underlying shares of a security to cover two different option transactions (e.g., if you own 100 shares of a stock, you can sell 1 covered call or buy 1 protective put using those shares to cover your short position, but you cannot execute both option transactions using the same underlying shares).

WHAT’S PROHIBITED

Trading restricted securities

Neither you nor your covered persons may trade a security that Fidelity has restricted. If you have been notified not to trade a particular security, neither you nor your covered persons may trade that security until you are notified that the restriction has been removed.

Selling short

The short position in a particular covered security may not exceed the number of shares of that security held in the same account. This prohibition includes the following actions: selling securities short, buying puts to open, selling calls to open, as well as writing straddles, collars, and spreads.

Exceptions

Options and futures on, or ETFs that track, the following indexes: NASDAQ 100, Russell 2000, S&P 100, S&P 500, S&P MidCap 400, S&P Europe 350, FTSE 100, FTSE Mid 250, Hang Seng 100, S&P/TSX 60, NSE S&P CNX Nifty (Nifty 50), MSCI EM, and Nikkei 225

▪	Options, futures, and ETFs based on one or more instruments that are not covered securities (e.g., commodities, currencies, and U.S. Treasuries; see Key Concepts on page 14 for an expanded list of non-covered securities)

Participating in an IPO

Neither you nor your covered persons are allowed to participate in an initial public offering (IPO) of securities where no public market in a similar security of the issuer previously existed. This rule applies to equity securities, corporate debt securities, and free stock offers through the Internet.

Exceptions

With prior written approval from the Ethics Office, you or your covered persons may participate if:

▪	you or your covered persons have been offered shares because you already own equity in the company

▪	you or your covered persons have been offered shares because you are a policyholder or depositor of a mutual company that is reorganizing into a stock company

▪	you or your covered persons have been offered shares because of employment with the company

▪	you or your covered persons want to participate in an IPO of a closed-end fund

To Do

▪	For written approval to participate in an IPO that may qualify as an exception, submit to the Ethics Office a completed IPO Exception Approval Form (available at MyCompliance.fmr.com).

▪	Do not participate in any IPO without prior written approval from the Ethics Office.

Participating in an investment club

Neither you nor your covered persons may participate in an investment club or similar entity.

Investing in a hedge fund

Neither you nor your covered persons may invest in a hedge fund, alternative investment, or similar investment product or vehicle.

Exceptions

▪	Investment products or vehicles issued or advised by Fidelity.

▪	A hedge fund, alternative investment, or similar investment product or vehicle that you or your covered persons bought before joining Fidelity. The prior written approval of your manager and the Ethics Office is required to qualify for this exception. Note that even if your request is approved, neither you nor your covered persons can make any further investments in the product.

To Do

▪	To request an exception, submit a completed Investment Fund Request Form (available at MyCompliance.fmr.com) to the Ethics Office.

Excessive trading

Excessive trading in covered accounts is strongly discouraged. In general, anyone trading covered securities more than 60 times (other than Fidelity funds) in a quarter across all his or her covered accounts should expect additional scrutiny of his or her trades. Note that you and your covered persons also need to comply with the policies in any Fidelity fund prospectus concerning excessive trading.

The Ethics Office monitors trading activity and may limit the number of trades allowed in your covered accounts during a given period.

Exception

▪	Trades in a discretionary managed account (see Key Concepts on page 14) that has been approved by the Ethics Office.

▪	Trades made through an automatic, regular investment program that has been disclosed to the Ethics Office in advance.

CODE OF ETHICS — FUND ACCESS VERSION	10

Buying securities of certain broker-dealers

Neither you nor your covered persons are allowed to buy the securities of a broker-dealer or its parent company if the Ethics Office has restricted those securities.

Trading after a research note

Neither you nor your covered persons are allowed to trade a covered security of an issuer until two full business days have elapsed (not including the day the note was published) since the publication of a research note on that issuer by any Fidelity entity.

Profiting from knowledge of fund transactions

You may not use your knowledge of transactions in funds or other accounts advised by any Fidelity entity to profit by the market effect of these transactions.

Influencing a fund to benefit yourself or others

The funds and accounts advised by Fidelity are required to act in the best interests of their share- holders and clients, respectively. Accordingly, you are prohibited from influencing any of these funds or accounts to act for the benefit of any party other than their shareholders or clients.

For example, you may not influence a fund to buy, sell, or refrain from trading a security that would affect that security’s price to advance your own interests or the interests of a party that has or seeks to have a business relationship with Fidelity.

Attempting to defraud a client or fund

Attempting to defraud a fund or an account advised by any Fidelity entity in any way is a violation of Fidelity’s rules and securities law.

Using a derivative to get around a rule

If something is prohibited by these rules, then it

is also against these rules to effectively accomplish the same thing by using a derivative. This includes futures, options, and other types of derivatives.

HOW WE ENFORCE THE CODE OF ETHICS

The Ethics Office regularly reviews the forms and reports it receives. If these reviews turn up information that is incomplete, questionable, or potentially in violation of this Code of Ethics, the Ethics Office will investigate the matter and may contact you.

If it is determined that you or any of your covered persons has violated this Code of Ethics, the Ethics Office or another appropriate party may take action. Among other things, subject to applicable law, potential actions may include:

•  an informational memorandum

•  a written warning

•  a fine, a deduction from wages, disgorgement of profit, or other payment

•  a limitation or ban on personal trading

•  referral of the matter to Human Resources

• dismissal from employment

•  referral of the matter to civil or criminal authorities

• disclosure of the matter to a regulator as required by law or regulation

Fidelity takes all Code of Ethics violations seriously, and, at least once a year, provides the funds’ trustees with a summary of actions taken in response to material violations of this Code of Ethics. You should be aware that other securities laws and regulations not addressed by this Code of Ethics may also apply to you, depending on your role at Fidelity.

The Chief Ethics Officer or designee retains the discretion to interpret and grant exceptions to this Code of Ethics and to decide how the rules apply to any given situation for the purpose of protecting the funds and being consistent with the general principles and objectives of this Code of Ethics.

Exceptions In cases where exceptions to this Code of Ethics are noted and you may qualify for them, you need to get prior written approval from the Ethics Office. The way to request any particular exception is discussed in the text of the relevant rule. If you believe that you have a situation that warrants an exception that is not discussed in this Code of Ethics, you may submit a written request to the Ethics Office. Your request will be considered by the Ethics Office, and you will be notified of the outcome.

Appeals If you believe a request of yours has been incorrectly denied or that an action is not warranted, you may appeal the decision. To make an appeal, you need to provide the Ethics Office with a written explanation of your reasons for appeal within 30 days of when you were informed of the decision. Be sure to include any extenuating circumstances or other factors not previously considered. During the review process, you may, at your own expense, engage an attorney to represent you. The Ethics Office may arrange for senior management or other parties to be part of the review process. The Ethics Office will notify you in writing about the outcome of your appeal.

CODE OF ETHICS — FUND ACCESS VERSION	11

Additional Rules for Traders,

Research Analysts, and Portfolio Managers

Employees trading for the funds (traders), employees making investment recommendations for the funds (research analysts), and employees who manage a fund or a portion of a fund’s assets (portfolio managers)

WHAT’S REQUIRED

Notification of your ownership of covered securities in a research note

You must check the box on a research note you are publishing to indicate any ownership, either by you or your covered persons, of any covered security of an issuer (see Key Concepts on page 14) that is the subject of the research note.

Disclosing trading opportunities to the funds before personally trading

There are three aspects to this rule:

Disclosing information received from an issuer

Any time you receive, directly from an issuer, material information about that issuer (that is not considered inside information), you must check to see if that information has been disclosed to the funds in a research note. If not, you must communicate that information to the funds before you or any of your covered persons personally trade any securities of that issuer.

To Do

▪	Confirm whether a Fidelity research note has been published with the relevant information.

▪	If not, publish a research note or provide the information to the relevant head of research.

▪	If you are a trader, disclose the information to the analyst covering the issuer.

▪	If you think you may have received inside information, follow the rules in the Global Policy on Inside Information (see page 15).

Disclosing information about an issuer that is assigned to you If you are a research analyst, you must disclose in a research note material information you have about an issuer that is assigned to you before you or any of your covered persons personally trade a security of that issuer.

Exception

▪	You or any of your covered persons may be permitted to trade the assigned security in a covered account without publishing a research note if you have obtained the prior approval of both the relevant head of research and the Ethics Office.

To Do

▪	Publish a research note with the relevant information, and indicate any ownership interest in the issuer that you or your covered persons may have before personally trading a security you are assigned to cover.

Note: You will not be able to obtain pre-clearance approval for your personal trade until two full business days have elapsed (not including the day the note was published) following the publication of your research note.

▪	To request an exception to this rule, first contact the relevant head of research and seek approval. Then contact the Ethics Office for approval. Do not personally trade the security until you have received full approval.

Recommending trading opportunities In addition, you must recommend for the funds, and, if you are a portfolio manager, trade for the funds, a suitable security before personally trading that security.

CODE OF ETHICS — FUND ACCESS VERSION	12

WHAT’S PROHIBITED

Trading within seven days of a fund you manage

Neither you nor your covered persons are allowed to trade within seven calendar days (not including the day of the trade) before or after a trade is executed in any covered security of the same issuer (see Key Concepts on page 14) by any of the funds you manage.

Exceptions

▪	When the rule would work to the disadvantage of a fund You must never let a personal trade prevent a fund you manage from subsequently trading a covered security of the same issuer, if not making the trade would disadvantage the fund. However, you need approval from the Ethics Office before making any trades under this exception. The Ethics Office will need to know, among other things, what new information arose since the date of the trade in your covered account.

▪	When the conflicting fund trade results from standing orders A personal trade may precede a fund trade in a covered security of the same issuer when the fund’s trade was generated independently by the trading desk because of a standing instruction to trade proportionally across the fund’s holdings in response to fund cash flows.

▪	When the conflicting fund trade is the result of a proportional slice A personal trade may precede a fund trade in a covered security of the same issuer when the fund’s trade was conducted as part of the execution of a proportional slice across the fund for cash management or re-balancing purposes.

▪	When the covered account is independently managed This exception applies only to discretionary man- aged accounts (See Key Concepts on page 14) that have received Ethics Office approval.

▪	When the conflicting personal trade or fund trade is in options or futures on, or ETFs that track, the following indexes: NASDAQ 100, Russell 2000, S&P 100, S&P 500, S&P MidCap 400, S&P Europe 350, FTSE 100, FTSE Mid 250, Hang Seng 100, S&P/TSX 60, NSE S&P CNX Nifty (Nifty 50), MSCI EM, and Nikkei 225

▪	When the conflicting personal trade or fund trade is in options, futures, or ETFs based on one or more instruments that are not covered securities (e.g., commodities, currencies, and U.S. Treasuries; see Key Concepts on page 14 for an expanded list of non-covered securities).

To Do

▪	Before trading personally, consider whether there is any likelihood that you may be interested in trading a covered security of the same issuer in your assigned funds within seven calendar days following the day of the fund trade. If so, refrain from personally trading in a covered account.

▪	If a fund you manage has recently traded a security, you must delay any covered account trades in any covered security of the same issuer for seven calendar days following the day of the most recent fund trade.

▪	Contact the Ethics Office immediately to discuss any situation where these rules would work to the disadvantage of the funds.

Legal Information The Code of Ethics for Personal Investing constitutes the code of ethics required by Rule 17j-1 under the Investment Company Act of 1940 and by Rule 204A-1 under the Investment Advisers Act of 1940 for the Fidelity funds, investment advisers or principal underwriters, and any other entity designated by the Ethics Office.

CODE OF ETHICS — FUND ACCESS VERSION	13

KEY CONCEPTS

These definitions encompass broad categories, and the examples given are not all inclusive. If you have any questions regarding these definitions or application of these rules to a person, security, or account that is not addressed in this section, you can contact the Ethics Office for additional guidance.

Covered person

Fidelity is concerned not only that you observe the requirements of the Code of Ethics, but also that those in whose affairs you are actively involved observe the Code of Ethics. This means that the Code of Ethics can apply to persons owning assets over which you have control or influence or in which you have an opportunity to directly or indirectly profit or share in any profit derived from a securities transaction. This includes:

•	you
•	your spouse or domestic partner who shares your household
•	any other immediate family member who shares your household and (a) is under 18 or (b) is supported financially by you or who financially supports you

•	anyone else the Ethics Office has designated as a covered person

This is not an exclusive list, and a covered person may include, for example, immediate family members who live with you but whom you do not financially support, or whom you financially support or who financially support you but who do not live with you. If you have any doubt as to whether a person would be considered a “covered person” under the Code of Ethics, contact the Ethics Office.

Immediate family member

Your spouse or domestic partner who shares your household, and anyone who is related to you in any of the following ways, whether by blood, adoption, or marriage:

•	children, stepchildren, and grandchildren
•	parents, stepparents, and grandparents
•	siblings
•	parents-, children-, and siblings-in-law

Covered account

The term “covered account” encompasses a fairly wide range of accounts. Important factors to consider are:

•	your actual or potential investment control over an account, including whether you have trading authority, power of attorney, or investment control over an account

Specifically, a covered account is a brokerage account or any other type of account that holds, or is capable of holding, a covered security, and that belongs to, or is controlled by (including trading discretion or investment control), any of the following:

•	a covered person
•	any corporation or similar entity where a covered person is a controlling shareholder or participates in investment decisions by the entity

•	any trust of which you or any of your covered persons:
–	participates in making investment decisions for the trust
–	is a trustee of the trust
–	is a settlor who can independently revoke the trust and participate in making investment decisions for the trust

Exception

With prior written approval from the Ethics Office, a covered account may qualify for an exception from these rules where:

•	it is the account of a nonprofit organization and a covered person is a member of a board or committee responsible for the investments of the organization, provided that the covered person does not participate in investment decisions with respect to covered securities

•	it is an educational institution’s account that is used in connection with an investment course that is part of an MBA or other educational program, and a covered person participates in investment decisions with respect to the account

Fidelity fund

The terms “fund” and “Fidelity fund” mean any investment company or pool of assets that is advised or subadvised by any Fidelity entity.

Issuer

An entity, including its wholly owned bank branch, foreign office, or term note program that offers securities or other financial instruments to investors.

Discretionary Managed Account

A covered account may be eligible for certain exceptions, as specified in the Code of Ethics, with prior written approval of the Ethics Office validating that the covered account is managed by a third-party investment advisor who has discretionary trading authority over that covered account. To qualify for this exception, the third-party investment advisor must exercise all trading discretion over the covered account and will not accept any order to buy or sell specific securities from the employee or any other covered person. An approved discretionary managed account will still be subject to the Code of Ethics and all provisions in the Code of Ethics unless otherwise stated in a specific exception.

Covered security

This definition applies to all persons subject to this version of the Code of Ethics.

Covered securities include securities in which a covered person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such securities, and encompasses most types of securities, including, but not limited to:

•	shares of Fidelity mutual funds (except money market funds), including shares of Fidelity funds in a 529 plan
•	shares of another company’s mutual fund if it is advised by Fidelity (check the prospectus to see if this is the case)
•	interests in a variable annuity or life insurance product in which any of the underlying assets are held in funds advised by Fidelity, such as Fidelity VIP Funds (check the prospectus to see if this is the case)

•	interests in Fidelity’s deferred compensation plan reflecting hypothetical investments in Fidelity funds
•	interests in Fidelity’s deferred bonus plan (ECI) reflecting hypothetical investments in Fidelity funds
•	shares of stock (of both public and private companies)
•	ownership units in a private company or partnership
•	corporate and municipal bonds
•	bonds convertible into stock
•	options on securities (including options on stocks and stock indexes)
•	security futures (futures on covered securities)

•	shares of exchange-traded funds (ETFs)
•	shares of closed-end funds

Exceptions

The following are not considered covered securities (please note that securities accounts holding non-covered securities still require disclosure):

•	shares of money market funds (including Fidelity money market funds)
•	shares of non-Fidelity open-end mutual funds (including shares of funds in non-Fidelity 529 plans)
•	shares, debentures, or other securities issued by FMR LLC to you as compensation or a benefit associated with your employment
•	U.S. Treasury securities
•	obligations of U.S. government agencies with remaining maturities of one year or less
•	money market instruments, such as certificates of deposit, banker’s acceptances, and commercial paper
•	currencies
•	commodities (such as agricultural products or metals), and options and futures on commodities that are traded on a commodities exchange

US-COEFA-2020

1.908020.108

CODE OF ETHICS — FUND ACCESS VERSION	14

Global Policy on Inside Information

Fidelity expects its associates to act with integrity and maintain high ethical standards. This includes complying with applicable securities laws. Many of these laws prohibit the misuse of inside information, also known as Material, Non-Public Information (MNPI). These laws prohibit trading a security while in possession of inside information, and they impose severe penalties for doing so, including fines, prison sentences, and being barred from employment in the securities industry. Understanding and following the Global Policy on Inside Information helps ensure that your actions comply with these laws and meet Fidelity’s expectations.

MNPI Designated Contacts

Ethics Office

(001) 617-563-5566

(001) 800-580-8780

Asset Management

(001) 617-563-3630

India

8-691-7373

+91-80-6691-7373

Chairman’s Line

(001) 800-242-4762

Purpose

You may become aware of inside information in the course of performing your work at Fidelity or outside of the workplace. This policy explains what you should do if you think you may have become aware of inside information. Importantly, this policy prohibits you from trading a security if you have become aware of inside information about that security or the issuer of that security.

Scope

This policy applies to all regular full-time, regular part-time, and temporary employees of Fidelity Investments, regardless of job location, citizenship, or country of residence (collectively referred to as “associates”). Other business unit, regional, or supplemental policies may also apply (a list of other relevant policies is provided on page 4).

Overview

If you believe you may have become aware of inside information, you must (1) call your MNPI Designated Contact; (2) refrain from sharing the information with anyone else; (3) refrain from trading any security of the issuer to which the information relates; and (4) comply with any information barriers Fidelity may establish.

What is Inside Information?

Inside information is any information about a security, or an issuer of a security, that is both material and non-public. A security includes, but is not limited to, a financing or investment instrument, such as stocks (common or preferred), mutual funds, bonds, notes, options, and warrants. An issuer is an entity that offers or sells securities, such as corporations, mutual funds, and domestic and foreign governments. Please note that the terms “security” and “issuer” are defined broadly and may include instruments and entities not specifically mentioned here.

What is material information?

Information is generally considered to be material if it is likely that a reasonable investor would consider the information important in making an investment decision. Information may also be material if it is reasonable to expect that the price of a security would change if the information were made public (this is known as Price Sensitive Information, or PSI, in some jurisdictions). Examples include company earnings, financing activities, product launches or discontinuations, bankruptcy, mergers, tender offers, prospective acquisitions or spin-offs, key management changes, major litigation, and potential or actual damages or fines against an issuer.

What is non-public information?

Information is non-public if it is not generally available to the public in a widely used medium, such as a press release or public regulatory filing. Also, some jurisdictions have specific rules about when non- public information becomes public.

As you can see, the terms security, issuer, material, and non-public are broadly defined and may vary from jurisdiction to jurisdiction. For these reasons, if you have any doubt about whether an instrument or entity is a security or issuer, or about whether certain information is material or non-public, you should call your MNPI Designated Contact for guidance.

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Remember – your MNPI Designated Contact is here to help you with these issues!

How You May Encounter Inside Information

There are a number of ways you may encounter inside information, either at work or outside of Fidelity. For example:

Clients and Colleagues

•	You may learn inside information from a conversation with a client in the course of providing business support, such as handling a trade request.

•	You may be exposed to inside information about a mutual fund that may have an impact on the fund’s net asset value in the future, such as non- public information about a fund’s decision to reconsider the value of certain assets in its portfolio.

Brokers and Company Employees

•	Brokers may share inside information when contacting you about securities offerings.

•	You may receive inside information when meeting with employees of public companies, such as CEOs, CFOs, or Investor Relations representatives.

Consultants and Other Vendors

•	In the course of providing consulting services to Fidelity, a third-party consultant may reveal inside information to you (knowingly or unknowingly), such as non-public information about another of the consultant’s public company clients.

•	You may be negotiating a vendor contract, and inside information might be shared with you in the contract or the negotiations.

Outside the Workplace

•	You may hear inside information from personal sources, such as a spouse, significant other, family member or friend who works at a company that issues publicly-traded securities.

•	You may overhear conversations that reveal inside information in elevators, restaurants, public transportation or from speaker and mobile phones, or you may encounter written information that has been left out in public, such as on a copy machine or train seat.

•	Associates participating in an outside activity may encounter inside information while serving on a corporate board or from serving as a consultant or advisor to an outside business.

Please note that these are only examples, and you may receive inside information from other sources or in other circumstances.

What You Should Do If You Believe You May Have Received Inside Information

Contact Your MNPI Designated Contact

While this policy requires you to understand what inside information could be, and be aware of the circumstances in which you may receive it, you should never make any decisions about inside information on your own – for example, whether information you have received is material or non- public, or what steps you should take as a result.

Instead, if you think you may have received inside information, you must call your MNPI Designated Contact (telephone numbers are provided on pages 1 and 4). While it may seem contrary to normal protocol, it is important that you not share the information with anyone else, including your manager. By not sharing the information, you are protecting not only yourself and the information, but also other associates and Fidelity.

When you talk to your MNPI Designated Contact, reveal the details of the information as your contact asks for them, and follow the instructions you receive. Your contact will then determine whether the information requires an information barrier (which are described below) and inform you of that decision.

The possession of inside information is not in itself unlawful or an indication of wrongdoing. However, our goal as a firm is to limit the distribution of inside information only to those associates who have a business need to know and are subject to an information barrier. By assisting us in limiting the distribution of such information, you can best protect the information and yourself, and reduce the number of people who are subject to additional compliance protocols and restrictions.

Comply with Information Barriers

After you contact your MNPI Designated Contact, he or she will determine whether an information barrier is required. Information barriers are established as a way of helping the firm and its associates control inside information and avoid improper communication and potential compliance violations. If you are made

Fidelity Internal Information	Global Policy on Inside Information Page 2 of 4

subject to an information barrier, the Ethics Office will contact you, provide you with a document explaining the terms of the barrier, and require you to acknowledge and agree to abide by those terms.

Information barriers are established by identifying individual associates and groups of people who have received inside information. The information is then protected by employing a combination of information handling, storage protocols, and physical or technical barriers around the associates and the information they possess. Information barriers are monitored to detect possible gaps, including reviews of communications (such as emails), enhanced physical access and access designations, and additions of associates to the information barrier. Surveillance is conducted of associates’ personal trading to detect potential misuse of inside information.

Do Not Trade in the Security or the Issuer

If you have received inside information, you are prohibited from trading any security of the issuer to which the information relates. This is known as “insider trading” or “insider dealing,” which is a serious violation of law. You may not buy, sell, transfer, gift, loan or pledge these securities, even if you have a reason to trade that is independent of the inside information. You also may not modify, suspend, or cancel an automatic investment plan of the security or the issuer of the security or make any recommendations to anyone to deal in the security in any way. These prohibitions apply:

•	Not only to your covered accounts, but also to any account you manage, including accounts at Fidelity;

•	Regardless of whether you receive any financial or other benefit from the account or the trade; and

•	Regardless of whether your trade is in a different direction than the inside information may indicate (e.g., a sale where the inside information indicates you should buy).

Remember that shares of mutual funds are also securities subject to these restrictions. You may not trade or transfer shares of mutual funds, whether advised by Fidelity or not, if you believe that you may have become aware of inside information about the mutual fund.

Protect Inside Information

It is critical that you keep inside information to yourself. You should refrain from discussing inside information in public, including elevators, restaurants, public transportation, on speaker and mobile phones, or on social media (such as Twitter, LinkedIn, or Facebook). You should also store any documents containing or reflecting the inside information in a secure place in accordance with the document- handling procedures of Fidelity’s Global Policy on Information Protection (“SP2I”) Policy.

Do Not “Tip” or Improperly Disclose Inside Information

The prohibition on communicating with others about inside information extends to recommending investments or expressing opinions to anyone, or soliciting orders from Fidelity clients, on the basis of inside information. This is known as “tipping” or “tipping off,” which is a serious violation of law. You may become liable for any transactions by anyone to whom you have improperly disclosed inside information, or to whom they have made investment recommendations or expressed opinions on the basis of that information.

Reporting Potential Violations

You should report known or suspected violations of this policy to your MNPI Designated Contact or call the Chairman’s Line at 800-242-4762 to speak anonymously on an unrecorded line.

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MNPI Designated Contacts

Asset Management associates:

Asset Management MNPI Hotline

(001) 617-563-3630

India associates:

FBS India Ethics Office

8-691-7373

+91-80-6691-7373

All other associates:

Ethics Office

(001) 617-563-5566

(001) 800-580-8780

Contacts and Web Resources

General Policy Issues or Violations

Ethics Office

800-580-8780

617-563-5566

ethics.office@fmr.com

politicallaw@fmr.com

Chairman’s Line

800-242-4762

Compliance and Regulatory Issues

Your MNPI Designated Contact

(See above)

Business Unit, Regional or Supplemental Policies on Inside Information

Personal Investing – Corporate Issues: Insider Trading

Fidelity Capital Markets – Equity Origination Information Barriers

Fidelity Institutional Online Reference – Inside Information

Other Related Policies

Corporate Global Anti-Corruption Policy

Corporate Policy on Business Entertainment and Workplace Gifts

Global Policy on Personal Conflicts of Interest Global Policy on Outside Activities

Global Policy on Information Protection

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